                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant / /

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED
                 BY RULE 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-12

                                      IMS HEALTH INCORPORATED
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

IMS logo

                                               IMS HEALTH INCORPORATED
                                               1499 POST ROAD
                                               FAIRFIELD, CT 06430

                                               March 29, 2002

Dear Shareholder:

    You are cordially invited to attend the 2002 Annual Meeting of Shareholders of IMS Health Incorporated on May 3, 2002, at 11:30 A.M. at The Hyatt Regency, Old Greenwich, Connecticut.

    The Notice of Annual Meeting and Proxy Statement accompanying this letter describes the business to be conducted at the meeting and provides information about IMS. The Proxy Statement discusses on page 26 IMS' new Three-Year Independent Director Evaluation policy for its shareholder rights plan.

    Your vote is important. Whether you plan to attend the meeting or not, please complete, sign and return the enclosed proxy card promptly or vote by telephone or over the Internet. If you attend the meeting and prefer to vote in person, you may withdraw your proxy and vote your shares.

                                          Sincerely,

                                          [LOGO]

                                          DAVID M. THOMAS
                                          Chairman, Chief Executive Officer and
                                          President

IMS logo

                                               IMS HEALTH INCORPORATED
                                               1499 POST ROAD
                                               FAIRFIELD, CT 06430

                                ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                ----------------

DATE:        May 3, 2002

TIME:        11:30 A.M.

PLACE:       The Hyatt Regency
             1800 East Putnam Avenue
             Old Greenwich, CT 06870

ITEMS OF BUSINESS:       1.  To elect four Class III directors for a three-year term.

                         2.  To ratify the appointment of PricewaterhouseCoopers LLP as our independent public accountants for 2002.

                         3. To transact any other business that may properly come before the meeting.

RECORD DATE:             Holders of IMS Common Stock of record at the close of
                         business on March 6, 2002 are entitled to vote at the
                         meeting.

ANNUAL REPORT:           IMS' 2001 Annual Report to Shareholders and 2001 Annual
                         Review, which are not part of the proxy soliciting
                         materials, are enclosed.

PROXY VOTING:            It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and
                         returning the proxy card sent to you. Most shareholders can also vote their shares over the Internet or by telephone. If
                         Internet or telephone voting is available to you, voting
                         instructions are printed on the proxy card sent to you. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying
                         Proxy Statement.

                                              By Order of the Board of
                                              Directors,

                                              [LOGO]
                                              ROBERT H. STEINFELD
                                              SENIOR VICE PRESIDENT, GENERAL
                                              COUNSEL
                                              AND CORPORATE SECRETARY

Dated: March 29, 2002

                                    IMS logo

                               ------------------

                                PROXY STATEMENT

                                ----------------

THE COMPANY

    IMS Health Incorporated ("IMS" or the "Company") is a leading global provider of market information, sales management and decision-support services to the pharmaceutical and healthcare industries. We have operations in more than 100 countries and employ approximately 9,537 full-time equivalent employees worldwide, including 3,895 employees at Cognizant Technology Solutions Corporation ("CTS"). Our principal executive offices are located at 1499 Post Road, Fairfield, Connecticut 06430. Our telephone number is (203) 319-4700.

PROXY SOLICITATION

    On March 29, 2002, we began mailing these proxy materials to all shareholders of record at the close of business on March 6, 2002. We have sent this Proxy Statement to you because the Board of Directors of the Company is requesting your proxy to vote at the 2002 Annual Meeting and at any adjournment or postponement. We will request banks and brokers to solicit proxies from their customers where appropriate and will reimburse them for reasonable out-of-pocket expenses. We may retain Corporate Investors Communications, Inc. to assist with this solicitation for a fee estimated at $8,000 and will pay all expenses related to proxy solicitation.

VOTING

    You may vote on matters presented at the Annual Meeting in the following ways:

        By Proxy -- Shareholders of record have a choice of voting:

       - over the Internet. The Web site for Internet voting is on your proxy card,

       - by using a toll-free telephone number noted on your proxy card, or

       - by completing a proxy card and mailing it in the postage-paid envelope provided.

    If you are a beneficial owner, please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which of the above choices are available to you. A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares, and to confirm that your voting instructions have been properly recorded when voting over the Internet or by telephone. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. THE INTERNET AND TELEPHONE VOTING FACILITIES FOR SHAREHOLDERS OF RECORD WILL CLOSE AT 11:00 P.M. E.D.T. ON MAY 2, 2002.

    Regardless of the method you choose to vote, the individuals named on the enclosed proxy card (your "proxies") will vote your shares in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares should be voted for all, some or none of the nominees for director and whether your shares should be voted for or against, or abstain from voting on, the ratification of the independent public accountants. If you do not indicate how your shares should be voted on a matter, the shares represented by your properly completed proxy will be voted as the Board of Directors recommends.

    IF YOU CHOOSE TO VOTE OVER THE INTERNET OR BY TELEPHONE, YOU MUST COMPLETE THE PROCESS NO LATER THAN 11:00 P.M. E.D.T. ON MAY 2, 2002. IF YOU VOTE OVER THE INTERNET OR BY TELEPHONE, IT IS NOT NECESSARY TO RETURN YOUR PROXY CARD.

    If you choose to vote by mailing a proxy card, your proxy card must be filed with the Corporate Secretary of the Company prior to or at the commencement of the Annual Meeting.

    - In Person--You may attend the Annual Meeting and cast your vote there.

    Voting over the Internet, by telephone or by sending in a signed proxy will not prevent you from attending the Annual Meeting and voting in person. You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to the Corporate Secretary of IMS, or by attending the Annual Meeting and voting in person.

    If you participate in the IMS Health Incorporated Savings Plan (the "Plan") and have contributions invested in IMS Common Stock, the proxy card will serve as a voting instruction for the Trustee of the Plan. You must return your proxy card prior to April 30, 2002. We will then forward your proxy card to the Trustee. If your proxy card is not received before that date or if you sign and return the proxy card without instructions marked in the boxes, the Trustee will vote your shares of Common Stock in the same proportion as other shares of Common Stock held in the Plan for which the Trustee received timely instructions.

RECORD DATE, QUORUM AND VOTING REQUIREMENTS

    Only holders of record of IMS Common Stock at the close of business on March 6, 2002 will be eligible to vote at the Annual Meeting. As of the close of business on March 6, 2002, IMS had 290,755,925 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote.

    A quorum of shares is necessary to hold a valid shareholders' meeting. IMS' by-laws provide that a majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum at meetings of shareholders. Shares that abstain from voting, as well as shares that a broker holds in "street name" and votes on some matters but not others ("broker non-votes"), will be counted for purposes of establishing a quorum.

    Directors will be elected by a plurality of votes cast at the Annual Meeting. This means that the four nominees for director who receive the most votes will be elected. If you are present at the meeting but do not vote for a particular nominee, or if you have given a proxy and properly withheld authority to vote for a nominee, or if there are broker non-votes, the shares withheld or not voted will not be counted for purposes of the election of directors.

    The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting is required to ratify the appointment of the independent public accountants. If you are present at the meeting but do not vote on this proposal, or if you have given a proxy and abstain on this proposal this will have the same effect as if you voted against this proposal. If there are broker non-votes on the issue, the shares not voted will have no effect on the outcome of the proposal.

                  SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

    The following table shows the number of shares of Common Stock "beneficially owned" at a recent date by each of the directors and each of the named executive officers listed in the Summary Compensation Table below, all current directors and executive officers of the Company as a group, and all persons known to the Company to be the beneficial owners of more than 5% of the outstanding Common Stock. "Beneficial ownership" includes shares that a shareholder has the power to vote or the power to transfer, and also includes stock options that were either exercisable at the specified date or will become exercisable within 60 days thereafter. The number of shares beneficially owned by current directors and executive officers is as of March 1, 2002. Information concerning the number of shares beneficially owned by beneficial owners of more than 5% of the outstanding Common Stock is as of December 31, 2001. Percentages are based upon the number of shares of Common Stock outstanding at March 1, 2002, plus, where applicable, the number of shares that the indicated person or group had a right to acquire within 60 days of such date.

    The information in the table is based upon information provided by each director and executive officer and, in the case of the beneficial owners of more than 5% of the outstanding Common Stock, the information is based upon Schedules 13G filed with the Securities and Exchange Commission ("SEC"). Unless otherwise stated, the indicated persons have sole voting and investment power over the shares listed and the beneficial ownership of such person or group does not exceed 1% of the outstanding Common Stock. Restricted stock, restricted stock units and deferred stock units represent shares subject to restrictions on transferability and, in the case of units, do not have voting rights until settlement at specified future dates. Share figures have been rounded to the nearest whole share.

             NAME                    NUMBER OF SHARES AND NATURE OF OWNERSHIP
             ----                    ----------------------------------------
Clifford L. Alexander, Jr......          11,318       Direct
                                         44,741       Right to Acquire Within 60 Days by Exercise of
                                                      Options
                                     ----------
                                         56,059

Constantine L. Clemente........           3,000       Direct
                                          2,065       Restricted Stock
                                     ----------
                                          5,065

Kathryn E. Giusti..............           2,118       Restricted Stock

John P. Imlay, Jr..............          22,212       Direct
                                          5,490       Deferred Stock Units
                                         49,796       Right to Acquire Within 60 Days by Exercise of
                                                      Options
                                     ----------
                                         77,498

Robert J. Kamerschen...........          31,941       Direct
                                         49,796       Right to Acquire Within 60 Days by Exercise of
                                                      Options
                                     ----------
                                         81,737

Robert J. Lanigan..............          16,412(1)    Direct
                                         49,796       Right to Acquire Within 60 Days by Exercise of
                                                      Options
                                     ----------
                                         66,208

H. Eugene Lockhart.............           6,612       Direct
                                          5,438       Deferred Stock Units
                                         49,796       Right to Acquire Within 60 Days by Exercise of
                                                      Options
                                     ----------
                                         61,846

             NAME                    NUMBER OF SHARES AND NATURE OF OWNERSHIP
             ----                    ----------------------------------------
James C. Malone................          74,503(2)    Direct
                                        474,735       Right to Acquire Within 60 Days by Exercise of
                                                      Options
                                     ----------
                                        549,238

Gary W. Noon...................          28,008       Restricted Stock Units
                                        125,000       Right to Acquire Within 60 Days by Exercise of
                                                      Options
                                     ----------
                                        153,008

Gilles V. J. Pajot.............          54,594       Direct
                                         17,438       Restricted Stock Units
                                        811,850       Right to Acquire Within 60 Days by Exercise of
                                                      Options
                                     ----------
                                        883,882

M. Bernard Puckett.............           9,259       Direct
                                         48,673       Right to Acquire Within 60 Days by Exercise of
                                                      Options
                                     ----------
                                         57,932

Robert H. Steinfeld............           2,984       Direct
                                          6,158       Restricted Stock Units
                                        198,730       Right to Acquire Within 60 Days by Exercise of
                                                      Options
                                     ----------
                                        207,872

David M. Thomas................         101,317       Direct
                                        140,669       Restricted Stock Units
                                      1,000,000(3)    Right to Acquire Within 60 Days by Exercise of
                                                      Options
                                     ----------
                                      1,241,986

William C. Van Faasen..........           7,200       Direct
                                          1,369       Restricted Stock
                                          3,239       Deferred Stock Units
                                         49,796       Right to Acquire Within 60 Days by Exercise of
                                                      Options
                                     ----------
                                         61,604

All Current Directors and               347,063       Direct
  Executive Officers as a               206,308       Restricted Stock/Units
  Group (18 in number).........          14,168       Deferred Stock Units
                                      3,139,837       Right to Acquire Within 60 Days by Exercise of
                                                      Options
                                     ----------
                                      3,707,376(4)

Massachusetts
  Financial Services Company...      16,135,945(5)

Mutuelles AXA, AXA and
  AXA Financial................      21,938,294(6)

---------

1. 2,400 of these shares are held in an IRA account for the benefit of Mr. Lanigan and 11,800 of these shares are held in a family limited partnership of which Mr. Lanigan is the sole shareholder of the corporate general partner. Mr. Lanigan has sole investment and voting rights with respect to these shares.

2. Amounts include previously restricted and/or deferred stock units granted under the 1998 IMS Health Incorporated Employees' Stock Incentive Plan with respect to which the vesting restrictions were lifted for 14,222 units upon Mr. Malone's departure from the Company on January 17, 2002. Mr. Malone has the right to acquire within 60 days 15,000 shares of Class A Common Stock of CTS ("CTS Common Stock") through the exercise of stock options.

3. Mr. Thomas also holds options to purchase 15,000 shares of CTS Common Stock, of which 50% will become vested as of June 5, 2002.

4.  Represents 1.3% of the total outstanding Common Stock at March 1, 2002.

5. Represents 5.5% of the total outstanding Common Stock at March 1, 2002. Massachusetts Financial Services Company ("MFS") filed a Schedule 13G with the SEC on February 12, 2002. This Schedule 13G shows that as of
    December 31, 2001, MFS beneficially owned 16,135,945 shares of Common Stock, which shares are also beneficially owned by certain other non-reporting entities as well as MFS. MFS has sole voting power over 15,690,966 shares and sole dispositive power over 16,135,945 shares. The address of MFS is 500 Boylston Street, Boston, MA 02116.

6. Represents 7.5% of the total outstanding Common Stock on March 1, 2002. AXA Conseil Vie Assurance Mutuelle ("Conseil"), AXA Assurances I.A.R.D. Mutuelle ("IARD"), AXA Assurances Vie Mutuelle ("Vie") and AXA Courtage Assurance Mutuelle ("Courtage"), as a group (collectively, the "Mutuelles AXA"), together with AXA and with AXA Financial, Inc. ("AXA Financial"), filed a joint Amendment No. 5 to Schedule 13G with the SEC on February 12, 2002. The
    Schedule 13G/A shows that Mutuelles AXA, AXA, and AXA Financial together may be deemed to beneficially own the number of shares reported in the table above, including sole power to vote 3,270,742 shares, shared power to vote 14,859,282 shares, sole power to dispose of 21,930,612 shares, and shared power to dispose of 7,682 shares. All of the shares are beneficially owned through subsidiaries of AXA Financial. AXA owns AXA Financial, and Mutuelles AXA as a group controls AXA. Addresses of these entities are as follows:
    Conseil, IARD and Vie, 370, rue Saint Honore, 75001 Paris, France; Courtage, 26, rue Louis le Grand, 75002 Paris, France; AXA, 25, avenue Matignon, 75008 Paris, France; and AXA Financial, 1290 Avenue of the Americas, New York, NY 10104.

                     PROPOSAL NO. 1: ELECTION OF DIRECTORS

    The members of the Board of Directors of the Company are grouped into three classes. Only one class of Directors is elected at each Annual Meeting of Shareholders to hold office for a three-year term and until successors are elected and have qualified.

    The Board of Directors currently consists of eleven members. After 13 years of valued service as Director of our Company and its predecessors, Mr. Robert J. Lanigan will retire immediately following our 2002 Annual Meeting, at which time the number of Directors of the Company shall be decreased to ten.

    The Board of Directors has nominated Constantine L. Clemente, Kathryn E. Giusti, Gilles V.J. Pajot and M. Bernard Puckett for election as Class III Directors at the 2002 Annual Meeting for a three-year term expiring at the 2005 Annual Meeting.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION AS DIRECTORS OF THE
                              NOMINEES NAMED ABOVE

    Unless you otherwise instruct, proxies will be voted for election of all the nominees, all of whom are now members of the Board. If any nominee is unwilling or unable to serve as a Director and the Board does not, in that event, choose to reduce the size of the Board and the number of Class III Directors, the persons voting the proxy may vote for the election of another person in accordance with their judgment.

    The following information provides, for each nominee for election as a Class III Director, the nominee's name, age, position with IMS, the year the nominee first became a Director, principal occupations during the last five years, and other directorships in public companies.

                        DIRECTORS STANDING FOR ELECTION

CLASS III DIRECTORS. The following Directors have terms ending in 2002:

    CONSTANTINE L. CLEMENTE. Mr. Clemente, age 64, has served as a director of IMS since December 2001. Since May 1999, he has been Executive Vice President--Corporate Affairs; Secretary and Corporate Counsel of Pfizer Inc. From 1992 until May 1999, Mr. Clemente served as Senior Vice President--Corporate Affairs; Secretary and Corporate Counsel of Pfizer.
Mr. Clemente joined the legal division of Pfizer in 1964 and has served Pfizer in a number of domestic and international positions since that time.

    KATHRYN E. GIUSTI. Ms. Giusti, age 43, has served as a Director of IMS since February 2002. Since January 1998, she has served as the President of the Multiple Myeloma Research Foundation, a non-profit organization aimed at funding research for and advancing awareness of multiple myeloma. From 1992 through March 1997, she worked for G.D. Searle & Company, a subsidiary of Pharmacia Corporation, where she most recently served as Executive Director, Worldwide Arthritis Franchise.

    GILLES V.J. PAJOT. Mr. Pajot, age 52, has served as a Director of IMS since November 2000. In November 2000, he was appointed Executive Vice President of IMS. He joined the Company as President of IMS Europe Region in December 1997. Previously, Mr. Pajot worked for 20 years with Pharmacia & Upjohn and its predecessor company, serving as Senior Vice President at Pharmacia & Upjohn from July 1997 to December 1997. From November 1995 to July 1997, he was Senior Vice President of Pharmacia & Upjohn's Europe, Middle East and Africa Region. Prior to that, he served as Executive Vice President, Worldwide Pharmacia AB from September 1994 to November 1995.

    M. BERNARD PUCKETT. Mr. Puckett, age 57, has served as a Director of IMS since June 1998. Mr. Puckett has been a private investor since January 1996. He previously held the position of President and Chief Executive Officer of Mobile Telecommunication Technologies Corporation, a telecommunications firm, from May 1995 until January 1996. In addition, he served as President and Chief Operating

Officer of that firm from January 1994 until May 1995. Mr. Puckett is also a director of the following public companies: Openwave System, Inc. and Syncor International Corporation.

                         DIRECTORS CONTINUING IN OFFICE

    CLASS I DIRECTORS. The following Directors have terms ending in 2003:

    JOHN P. IMLAY, JR. Mr. Imlay, age 65, has served as a Director of IMS since June 1998. Mr. Imlay has been Chairman of Imlay Investments, an Atlanta-based private venture capital investment firm, since 1990. From January 1990 until November 1996, Mr. Imlay was Chairman of Dun & Bradstreet Software
Services, Inc., a software company, and he served as Principal Executive Officer of Dun & Bradstreet Software Services, Inc. from January 1990 to January 1993 and as President of that company from January 1990 until March 1992. Mr. Imlay is also a director of the following public company: Metromedia International Group, Inc.

    ROBERT J. KAMERSCHEN. Mr. Kamerschen, age 66, has served as a Director of IMS since June 1998. From October 1999 to February 2002, Mr. Kamerschen was Chairman and Chief Executive Officer of DIMAC Marketing Corporation, a direct marketing services firm. On April 6, 2000, DIMAC Marketing Corporation and its subsidiaries filed voluntary petitions with the U.S. Bankruptcy Court in Wilmington, Delaware seeking reorganizations under Chapter 11 of the Bankruptcy Code. DIMAC and its subsidiaries emerged from bankruptcy protection on February 28, 2001. Mr. Kamerschen previously held the following positions with ADVO, Inc., a direct marketing services firm: Retired Chairman and Senior Executive Consultant from July 1999 until October 1999, Chairman from
November 1988 until June 1999, and Chairman and Chief Executive Officer from November 1988 until January 1999. Mr. Kamerschen also serves as a director of the following public companies: RadioShack Corporation, R.H. Donnelley Corporation and Synavant Inc.

    H. EUGENE LOCKHART. Mr. Lockhart, age 52, has served as a Director of IMS since June 1998. Since February 2000, Mr. Lockhart has been President and Chief Executive Officer of The New Power Company, a provider of energy and related services. Prior to joining The New Power Company, Mr. Lockart served at AT&T Corporation as President of Consumer Services from July 1999 until
February 2000 and as President and Chief Marketing Officer from February 1999 until June 1999. From April 1997 until October 1998, Mr. Lockhart was President, Global Retail of Bank of America Corporation, a financial services firm, and from March 1994 until April 1997 he served as President and Chief Executive Officer of MasterCard International, Inc., a credit card company. Mr. Lockhart also serves as a director of the following public companies: Synavant Inc. and New Power Holdings, Inc.

    CLASS II DIRECTORS. The following Directors have terms ending in 2004:

    CLIFFORD L. ALEXANDER, JR. Mr. Alexander, age 68, has served as a Director of IMS since June 1998. He has served as Non-Executive Chairman of Moody's Corporation, a global credit rating, research and risk analysis firm, since September 2000. From October 1999 until September 2000, he was Chairman and Chief Executive Officer of The Dun & Bradstreet Corporation, a worldwide provider of business information and related decision-support services.
Mr. Alexander held these positions while simultaneously serving as President of Alexander & Associates, Inc., a consulting firm specializing in workforce inclusiveness located in Washington, District of Columbia. Mr. Alexander began serving as President of Alexander & Associates, Inc. in January 1981.
Mr. Alexander is also a director of the following entities: Wyeth, Mutual of America Life Insurance Company, Dreyfus Third Century Fund, Dreyfus General Family of Funds and Dreyfus Premier Family of Funds.

    DAVID M. THOMAS. Mr. Thomas, age 52, has served as a Director and as Chairman, Chief Executive Officer and President of IMS since November 2000. Prior to joining IMS, Mr. Thomas was Senior Vice President/Group Executive, Personal Systems Group of IBM from January 1998 until

September 2000. He held the position of General Manager of Global Industries for IBM from January 1996 until January 1998 and General Manager of IBM North America from October 1995 until January 1996. Mr. Thomas is also a director of the following public companies: Fortune Brands, Inc., The MONY Group, Inc., Cognizant Technology Solutions Corporation and The TriZetto Group, Inc.

    WILLIAM C. VAN FAASEN. Mr. Van Faasen, age 53, has been a Director of IMS since June 1998. Since September 1992, he has been President and Chief Executive Officer of Blue Cross and Blue Shield of Massachusetts, a health insurance firm in Boston, Massachusetts. Mr. Van Faasen is also a director of Tier Technologies, Inc., Citizens Bank of Massachusetts and Liberty Mutual Insurance.

COMMITTEES OF THE BOARD AND MEETINGS

    The Board of Directors held six meetings during 2001. No Director attended fewer than 75% of the total number of meetings of the Board of Directors and of the committees of the Board on which the Director serves.

    The Board of Directors has three standing committees:

    - Audit Committee

    - Compensation and Benefits Committee

    - Nominating and Governance Committee

    During 2001, the AUDIT COMMITTEE of the Board of Directors consisted of Messrs. Van Faasen (Chairman), Lanigan and Lockhart. In February of 2002, Kathryn E. Giusti was appointed to serve on the Audit Committee. All members of the Audit Committee are "independent" as this term is defined in the New York Stock Exchange listing standards. The Audit Committee held four formal meetings in 2001. At each of its meetings, the Committee met with senior members of the Company's financial management team, the Company's Assistant Controller with responsibility for internal audit, the Company's General Counsel and its independent public accountants. The primary functions of the Audit Committee are to oversee that management has established and/or maintained: (i) the reliability and integrity of the Company's accounting policies and financial reporting and disclosure practices; and (ii) an adequate system of internal control and compliance with law and internal policy.

    The Audit Committee fulfills its responsibilities primarily by carrying out the activities enumerated in the Audit Committee Charter adopted by the Board of Directors in May 2000, which include:

    - Reviewing with management and the independent public accountants the Company's annual audited financial statements and unaudited interim financial statements.

    - Reviewing the activities of the internal audit function and the independent public accountants.

    - Reviewing the scope of the audits of IMS' internal audit function and its evaluation of internal controls.

    - Reviewing the scope of the audit of the Company's annual consolidated financial statements by the independent public accountants and their report on the audit.

    - Reviewing the performance and qualifications, including independence in accordance with Independence Standards Board, Standard No. 1, of the independent public accountants and making a recommendation regarding the appointment of the Company's independent public accountants to the full Board.

    The COMPENSATION AND BENEFITS COMMITTEE of the Board of Directors consists of Messrs. Puckett (Chairman), Alexander, Imlay and Kamerschen. It held six meetings during 2001. The primary functions of the Compensation and Benefits Committee are to:

    - Establish and review all compensation arrangements for certain executives of IMS consistent with the executive compensation philosophy adopted by the Board of Directors;

    - Establish and review IMS' executive and employee benefit policies; and

    - Administer IMS' executive compensation and benefit plans and the Company's global equity plans.

    The NOMINATING AND GOVERNANCE COMMITTEE of the Board of Directors consists of Messrs. Kamerschen (Chairman), Alexander, Clemente and Thomas. The charter of the Company's Nominating Committee, which did not formally meet during 2001, was expanded in December 2001 to include corporate governance functions and the new Nominating and Governance Committee held its first meeting in February 2002. The primary function of the Nominating and Governance Committee is to provide counsel to the full Board with respect to:

    - Board organization, membership, and function;

    - Board committee structure and membership; and

    - General corporate governance matters and practices.

    The Nominating and Governance Committee will consider shareholders' recommendations of nominees for membership on the Board of Directors. Although the Nominating and Governance Committee has not adopted formal procedures for the submission of recommendations, shareholders may recommend nominees for membership on the Board of Directors to the Nominating and Governance Committee by submitting the names in writing to: Robert H. Steinfeld, Senior Vice President, General Counsel and Corporate Secretary, IMS Health Incorporated, 1499 Post Road, Fairfield, Connecticut 06430. IMS' by-laws specify certain time limitations, notice requirements and other procedures applicable to the submission of nominations before an Annual or Special Meeting, which are described in the section entitled "Shareholder Proposals for 2003 Annual Meeting" beginning on page 27.

COMPENSATION OF DIRECTORS

    Of the current Board members, only Mr. Thomas and Mr. Pajot are salaried employees of the Company. Board members who are not salaried employees of IMS receive compensation for Board service. That compensation currently consists of the following:

    ANNUAL RETAINER:                       $30,000 (payable in quarterly installments)

    COMMITTEE CHAIRMAN FEES:               $5,000 annually (payable in quarterly installments)

    ATTENDANCE FEES:                       $1,000 for each Board meeting, $1,000 for each Board
                                           committee meeting and expenses related to attendance at
                                           such meetings

    STOCK OPTIONS:                         9,000 shares annually (these options become exercisable
                                           in three equal annual installments, or earlier upon
                                           termination of service, and expire seven years after
                                           grant, or earlier following termination of service)

    RESTRICTED STOCK:                      One-time grant of $40,000 worth of Common Stock upon
                                           initial election as a Director (these shares have a
                                           restricted period of five years but restrictions lapse
                                           upon death or disability, or upon termination in other
                                           circumstances determined by the Compensation and
                                           Benefits Committee; dividends are unrestricted)

    Non-employee Directors did not receive a stock option grant in 2001 due to the Performance Accelerated Stock Option grant they received in 2000.
Mr. Clemente and Ms. Giusti received stock options and restricted stock upon joining the Board of Directors in December 2001 and February 2002, respectively.

    Directors may elect to defer all or part of their compensation under the Company's Non-Employee Directors' Deferred Compensation Plan, a non-qualified plan. Under this plan, the participating Directors may elect to defer their compensation to an account credited with deferred cash, deferred share units or stock options. The deferral into share units is based on a one-to-one ratio and the number of stock options is calculated based on a one-to-three ratio of shares to stock options based on the average fair market value of the stock. The options will vest 100% after one year and have a term of seven years.

    If there is a change in control of IMS, the Compensation and Benefits Committee may take such action as it deems necessary or desirable with respect to Directors' stock options or restricted stock. For this purpose, the term "change in control" has the same meaning as under the Change-in-Control Agreements, described below. These Committee actions could include acceleration of vesting, exercisability or settlement, payment of cash in exchange for cancellation, or issuing substitute awards that substantially preserve the value, rights and benefits of previously granted options or restricted stock.

    The Board of Directors has adopted share ownership guidelines for non-employee Directors because it believes that each non-employee Director should maintain a meaningful investment in the Company.

                PROPOSAL NO. 2: APPOINTMENT OF AND RELATIONSHIP
                      WITH INDEPENDENT PUBLIC ACCOUNTANTS

    The Board of Directors, upon the recommendation of the Audit Committee, selected PricewaterhouseCoopers LLP as the Company's independent public accountants for 2002. The Board of Directors will ask the Company's shareholders to approve this selection at the Annual Meeting.

REPORT OF THE AUDIT COMMITTEE

    PricewaterhouseCoopers LLP served as the Company's independent public accountants for the year ended December 31, 2001. PricewaterhouseCoopers has been the Company's independent public accountants since July 1998, when IMS became an independent publicly traded company. In connection with its audit of the Company's consolidated financial statements, PricewaterhouseCoopers also audited the separate financial statements of the Company's publicly traded subsidiary, CTS.

    Among its functions, the Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. The independent public accountants are responsible for expressing an opinion on the conformity of the Company's audited financial statements with accounting principles generally accepted in the United States of America.

    The Audit Committee has reviewed and discussed the annual audited financial statements with management and the independent public accountants, PricewaterhouseCoopers. The Audit Committee also examined with the independent public accountants the matters required to be discussed by the Statement of Auditing Standards No. 61, and reviewed the results of the independent public accountant's examination of the financial statements.

    PricewaterhouseCoopers has also confirmed to the Company that it is in compliance with the rules, standards and policies of the Independence Standards Board and the Securities and Exchange Commission governing auditor independence. The Audit Committee received and discussed with PricewaterhouseCoopers its written disclosures in the form of a letter as required by Independence Standards Board Standard No. 1. The Audit Committee has considered whether the provision of non-audit services by the Company's independent public accountants is compatible with the auditor's independence.

    Based on the reviews and discussions referred to above, and the guidelines specified by the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended
December 31, 2001 for filing with the Securities and Exchange Commission.

                                          THE AUDIT COMMITTEE
                                          William C. Van Faasen, Chairman
                                          Robert J. Lanigan
                                          H. Eugene Lockhart

FEES PAID TO INDEPENDENT PUBLIC ACCOUNTANTS

    As mentioned previously, the accounting firm of PricewaterhouseCoopers served as IMS' independent public accountants for the year ended December 31, 2001. In addition to rendering audit services during 2001, PricewaterhouseCoopers performed various non-audit services for the Company worldwide.

AUDIT FEES

    The aggregate fees billed by PricewaterhouseCoopers for audit services in connection with the Company's financial statements for the fiscal year ended December 31, 2001 were $1.6 million, including fees for audit services performed at the Company's publicly traded subsidiary, CTS, and fees relating to the filing of various statutory reports worldwide.

FINANCIAL INFORMATION SYSTEMS AND DESIGN IMPLEMENTATION FEES

    PricewaterhouseCoopers provided services relating to an information system design and implementation project for IMS during the fiscal year ended December 31, 2001. The aggregate fees billed during 2001 with respect to such services were approximately $0.5 million.

ALL OTHER FEES

    The aggregate fees for all other professional services rendered by PricewaterhouseCoopers for the fiscal year ended December 31, 2001 were $4.4 million, including audit-related services of $1.3 million and non-audit services of $3.1 million. Audit-related services generally include services rendered in connection with SEC registration statements, due diligence on acquisitions, benefit plan audits, and accounting consultations. Non-audit services include tax consultation, legal entity reorganizations, actuarial and human resource advisory services and tax return preparation. The Audit Committee has concluded that the provision of these services by PricewaterhouseCoopers is compatible with maintaining its independence.

    The Board of Directors, on the recommendation of the Audit Committee, has appointed PricewaterhouseCoopers as independent public accountants for the Company for the year ending December 31, 2002, subject to ratification of the appointment by the affirmative vote of a majority of the shares of Common Stock voting in person or represented by proxy at the Annual Meeting of Shareholders and entitled to vote on the matter. A representative of PricewaterhouseCoopers is expected to be available to answer appropriate questions at the Annual Meeting and is free to make statements during the meeting. If the shareholders do not ratify the appointment of PricewaterhouseCoopers, the Board of Directors will reconsider the appointment.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF
                   THE APPOINTMENT OF PRICEWATERHOUSECOOPERS

                       COMPENSATION OF EXECUTIVE OFFICERS

REPORT OF THE COMPENSATION AND BENEFITS COMMITTEE ON EXECUTIVE COMPENSATION

    This report of the Compensation and Benefits Committee of the Board of Directors discusses our compensation program for senior executives. Only non-employee Directors serve on the Committee. We consult with independent experts, experienced in the design and implementation of executive compensation arrangements, for advice on compensation matters. Currently, the Committee reviews and approves the cash and equity components of the compensation program for all senior executives of IMS as well as change in control and retirement benefits.

  EXECUTIVE COMPENSATION PHILOSOPHY

    Our Committee and the Board of Directors believe that to build shareholder value, IMS should compensate senior executives in a way that aligns their interests with the interests of shareholders. We want senior executives to operate our business with a long-term perspective while striving to deliver annual results in accordance with the Company's approved strategy and growth objectives. In order to hold executives directly accountable for results and promote a sharp focus on building shareholder value, we have implemented an executive compensation program that ties a major portion of an executive's compensation to measures of IMS' performance.

    The levels of compensation payable to senior executives who successfully enhance shareholder value should be consistent with the compensation offered by other high-performing companies that potentially compete for their services. This approach enables us to attract and retain the highest caliber of executive talent, which is critical to the long-term success of our Company in an increasingly competitive market.

    Therefore, in determining compensation opportunities and payments to executives, we look at the competitive opportunities and payments among a comparator group of companies. The companies used for comparison purposes include several pharmaceutical service providers, companies engaged in other service industries and pharmaceuticals, as well as other companies with which the Company competes for executive talent. These other companies have one or more characteristics comparable to IMS, including:

    - Projected revenues, growth, operating income, assets, market value and total shareholder returns;

    - Significant market presence outside the United States;

    - Leading market shares in significant or emerging markets; and

    - Similarities in scope of position responsibilities, executive expertise and the magnitude of performance challenges faced.

    The group of comparator companies for compensation purposes differs from the peer group used for comparison in the Performance Graph on page 17.

    Compensation data for the comparator companies comes from benchmarking surveys conducted by independent compensation consultants. In reviewing the data, we take into account how IMS' compensation policies and overall performance compare to similar indices for the comparator group. In general, we seek to target an executive's total compensation opportunity, earnable for strong performance by IMS, between the 50th and 75th percentile of comparator group compensation for the corresponding position. Our decisions, however, take into account other factors, including individual, business unit and Company performance and shareholder returns.

    Stock-based awards provide a direct way to align the interests of our management team to the interests of shareholders. In addition, the Board of Directors has instituted stock ownership guidelines to ensure that each senior executive continues to hold a significant equity stake in the Company and remains strongly committed to its success.

  EXECUTIVE COMPENSATION PROGRAM

    The compensation program for IMS' senior executives is composed of three main elements: base salary, annual cash incentives and long-term incentives in the form of performance-based restricted stock units, cash and stock options. We occasionally grant restricted stock or stock units as an additional element of long-term compensation.

    BASE SALARY. Base salary compensates an executive for ongoing performance of assigned responsibilities. Our Committee reviews base salaries annually. In determining whether to adjust the base salary of an executive, including the Chief Executive Officer, we take into account salaries paid for comparable positions at other companies, changes in the executive's responsibilities, the individual performance of the executive and IMS' compensation philosophy favoring variable, performance-based compensation. For 2001, we approved merit increases to the base salaries of executive officers, ranging from 0% to 3%, excluding an 8.3% increase for the President of IMS U.S. The total increase to base salary for the executive officers was 1.5%, excluding executives hired in 2001.

    ANNUAL INCENTIVES. An annual incentive generally rewards an executive for financial results achieved for the year. These awards depend on the level of achievement of financial targets set at the beginning of the plan year. For 2001, we set financial targets based on the performance measures of revenue and operating income growth for IMS on a consolidated basis. In addition, we include individual personal objectives, which are taken into consideration only if 90% of the financial goals are achieved. These objectives focus the executive on key strategic initiatives critical to the Company's long-term success. Further, there is a "booster" based on the Company's earnings-per-share performance.

    With respect to each performance measure, the executive does not earn an annual incentive unless performance exceeds a predetermined "floor" for that measure. The bonus opportunity with respect to a measure is earned if the target is achieved, with performance between the floor and the target resulting in a lower bonus with respect to that performance measure. An amount larger than the target bonus opportunity for each performance measure can be earned, up to a specific limit, for exceeding the target for that measure. In determining the amount of the annual incentive payable for 2001 based on personal objectives, the Committee gave additional credit based on the efforts of the executives in executing key business decisions. Incentive payouts for the executive officers in 2001 were at 74.4% of target, excluding those for new hires and for the Chief Executive Officer, whose payouts were guaranteed.

    When negotiating to hire executives, in some cases the Company agrees to provide a guaranteed level of annual incentive payments during the first one or two years of the executive's service.

    PERFORMANCE RESTRICTED STOCK UNITS AND RELATED LONG-TERM
INCENTIVES. Performance Restricted Stock Units, or "PERS," provide a long-term incentive opportunity for senior executives based on achievement of the same pre-established annual financial and individual goals used for purposes of the annual incentive awards. We use this program to bring total compensation opportunities and long-term compensation opportunities within the desired range relative to the comparator group, as discussed above, and to enhance retention by requiring a period of future service to "earnout" the shares representing the PERS awarded. In addition, through this program we enable senior executives to increase their stock ownership based on performance, which creates momentum toward achievement of the stock ownership guidelines adopted by the Board.

    Under this program, we grant a matching PERS award equal in value to the annual incentive award earned by the executive. As an award of restricted stock units, PERS confer on an executive an opportunity to receive one share for each unit at the end of a set restricted period. The number of PERS granted equals the dollar amount of the executive's annual incentive award divided by the average fair market value of IMS stock for the last twenty trading days of the performance year. After grant, PERS fluctuate with the price of IMS stock for two years (during which period they remain subject to a risk of forfeiture in the event of termination of the executive's employment, with exceptions for death, a change in control, etc.) after which time the PERS vest.

    Certain executive officers that do not participate in the PERS program instead participate in our Long-Term Incentive Program. Under this program, in 2001 participants were granted the opportunity to earn an award based on IMS' earnings per share performance during the 2001 and 2002 fiscal years. Each award that may be earned consists of cash and a number of restricted stock units having a value at the commencement of the performance period equal to the cash amount. Awards may be paid out in a range from 0% to 200% of the participant's target award level, depending on the level of performance. The cash portion of the award is vested at the end of the performance period, but restricted stock units generally require two years of further service in order to vest, except in cases of death, disability and certain retirements.

    STOCK OPTIONS. We use stock options as our primary long-term incentive mechanism because options reward executives to the extent shareholders benefit from share price increases after the date of grant. Executives can reap benefits from options only when and to the extent that the market value of the underlying shares has increased.

    Senior executives and other key management were precluded from receiving option grants during the 2001 annual cycle since they received a Founder Grant of Performance Accelerated Stock Options in 2000. Certain new executive officers were granted stock options as part of their agreements to join the Company and Mr. Malone received option grants pursuant to prior arrangements. Factors considered for these grants included: level of responsibility, potential future contributions and competitiveness of total compensation. In keeping with our philosophy to link individuals' compensation to stock performance, approximately 985 employees received stock option grants during 2001 that vest at the rate of one third per annum and have a seven year term.

    RESTRICTED STOCK OR UNITS. Restricted stock or units may be granted at Committee discretion to executive officers upon hiring, promotion or assignment of additional responsibilities. These are granted as an inducement and reward for new or increased commitment to IMS, and in some cases to offset valuable benefits lost by the executive upon leaving a previous employer to join our Company.

    OTHER BENEFITS. We provide a variety of employment benefits in order to be competitive in attracting and retaining talented executives to work for IMS. Among the more important are retirement benefits provided under our various pension programs and severance benefits provided under the Employee Protection Plan and the Change-in-Control Agreements entered into with certain executives, as described beginning on page 20 of this Proxy Statement. In securing the services of certain executive officers, we have negotiated and entered into employment agreements that provide enhanced pension benefits and protections to the executive in the event of termination of employment, as described in greater detail beginning on page 23. We also have implemented the Executive Deferred Compensation Plan, which permits a number of senior executives to defer cash salary and bonus amounts until retirement or termination. Cash deferrals are treated as though invested in various indexed funds, offering tax advantages to executives and promoting retirement savings.

    CEO COMPENSATION. Mr. Thomas was named Chairman of the Board, Chief Executive Officer and President of the Company on November 14, 2000. At that time, IMS entered into an employment agreement with Mr. Thomas. Mr. Thomas' compensation arrangements are covered by this agreement, which is summarized here and in the section entitled "Employment Agreements" beginning on page 23.

    In filling this position, we focused on hiring an individual with an outstanding business and leadership record, experience in new technology and turnaround situations, and a willingness to undertake the challenge of running a multinational business. In preparing his employment agreement, we reviewed the compensation packages of CEOs with similar qualifications and circumstances. The fact that we would no longer have a separate Chairman and Mr. Thomas would assume the additional responsibility associated with that position also was a consideration. Finally, we recognized the need to consider Mr. Thomas' compensation at his previous employer as well as the value of his benefits.

    Mr. Thomas' salary is $750,000 with an annual incentive target opportunity of 100% of salary based on the achievement of established financial performance criteria set by the Compensation and Benefits Committee. Payment of the 2001 annual incentive award for Mr. Thomas was guaranteed at the target level in accordance with his employment agreement. He was eligible for additional compensation if overall corporate results provided for a payment in excess of 100% of his target. This payment was to be calculated in accordance with the annual incentive plan and provided for a 48% weighting on revenue performance, a 32% weighting on operating income performance, a 20% weighting on the individual objectives assuming 90% of the financial thresholds were achieved plus the "EPS Booster." Based on 2001 performance, no amount of such additional compensation was earned.

    Under the PERS program, Mr. Thomas received an award of restricted stock units that were equal in value to his annual incentive. In accordance with his employment agreement, he received an additional 100,000 restricted stock units on November 14, 2001, which will vest at one third per annum on the anniversary of the grant.

    TAX DEDUCTIBILITY. Section 162(m) of the Internal Revenue Code of 1986 imposes limitations on the deductibility of compensation paid to a public company's Chief Executive Officer and the other four most highly compensated executive officers. The Committee's policy is to seek to preserve such corporate tax deductibility to the greatest extent practicable, while maintaining the flexibility to approve, when appropriate, compensation arrangements in the best interests of our Company and its shareholders, but which may not always qualify for full tax deductibility. Accordingly, we have taken the steps we believe are required, including shareholder approval, to enable certain annual incentive awards, PERS, and options granted to senior executives to qualify as "performance-based" compensation not subject to Section 162(m)'s limits on tax deductibility. However, the Committee believes that the Company must attract, retain and reward the executive talent necessary to maximize the return to stockholders and that the loss of a tax deduction may be necessary and appropriate in some circumstances. In this regard, the annual incentive compensation, PERS and restricted stock units that were awarded to the Chief Executive Officer under the first year payment guarantee terms of his employment agreement will be partially non-deductible by the Company under Section 162(m).

                                          THE COMPENSATION AND BENEFITS
                                          COMMITTEE
                                          M. Bernard Puckett, Chairman
                                          Clifford L. Alexander, Jr.
                                          John P. Imlay, Jr.
                                          Robert J. Kamerschen

PERFORMANCE GRAPH

    This graph compares the total shareholder return of IMS, the Standard and Poor's 500 Index, the Standard and Poor's Drugs Index and a selected comparator group from June 23, 1998--the first day of when-issued trading in IMS Common Stock--until December 31, 2001. While there is no widely recognized standard industry group or individual companies that are pure peers of IMS, a group was selected composed of six companies that provide pharmaceutical companies with contract research, contract sales and drug wholesale services. Although most of these companies do not compete directly with IMS, their customers are the same, and we believe their share price performance is influenced by many of the same factors as that of IMS. This Pharmaceutical Services Group consists of: McKesson HBOC, Inc., Cardinal Health Inc., Covance Inc., Dendrite International, Inc., National Data Corporation and Quintiles Transnational Corporation.

                                      IMS
             COMPARISON OF CUMULATIVE TOTAL RETURN TO SHAREHOLDERS
                       JUNE 23, 1998 TO DECEMBER 31, 2001

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                               6/23/1998  12/31/1998  12/31/1999  12/31/2000  12/31/2001
IMS                              $100.00     $143.14     $127.60     $132.26      $95.87
Pharmaceutical Services Group    $100.00     $116.61      $52.57      $91.78      $91.81
S&P Drugs                        $100.00     $120.43      $99.11     $137.60     $106.56
S&P 500                          $100.00     $110.66     $133.94     $121.75     $107.28

                                                                                                                     COMPOUND
                                                                                                                      ANNUAL
                                                    6/23/1998   12/31/1998   12/31/1999   12/31/2000   12/31/2001   RETURN RATE
                                                    ---------   ----------   ----------   ----------   ----------   -----------
IMS...............................................   $100.00      $143.14      $127.60      $132.26      $ 95.87        -1.2%
Pharmaceutical Services Group.....................    100.00       116.61        52.57        91.78        91.81        -2.4%
S&P Drugs.........................................    100.00       120.43        99.11       137.60       106.56         1.8%
S&P 500...........................................    100.00       110.66       133.94       121.75       107.28         2.0%

    NOTE: ALL IMS SHARE PRICES HAVE BEEN ADJUSTED TO REFLECT DIVIDEND REINVESTMENT OF THE VALUE OF THE SHARES DISTRIBUTED IN THE COMPANY'S SPIN-OFF OF GARTNER, INC. IN 1999 AND SYNAVANT INC. IN 2000 INTO ADDITIONAL SHARES OF STOCK IN IMS.

EXECUTIVE COMPENSATION TABLES

                           SUMMARY COMPENSATION TABLE

    The following table shows annual and long-term compensation paid or accrued by IMS for services rendered for the indicated fiscal years by the Company's current Chief Executive Officer and the four most highly compensated officers (the "named executives officers") serving at the end of 2001.

                                                                                       LONG-TERM COMPENSATION
                                                                               --------------------------------------
                                                ANNUAL COMPENSATION                      AWARDS              PAYOUTS
                                       -------------------------------------   --------------------------   ---------
                                                                  OTHER        RESTRICTED     SECURITIES    LONG-TERM   ALL OTHER
                                                                 ANNUAL           STOCK       UNDERLYING    INCENTIVE   COMPENSA-
    NAME AND PRINCIPAL                  SALARY    BONUS(1)   COMPENSATION(2)   AWARD(S)(3)   OPTIONS/SARS    PAYOUTS     TION(4)
         POSITION             YEAR       ($)        ($)            ($)             ($)           (#)           ($)         ($)
    ------------------      --------   --------   --------   ---------------   -----------   ------------   ---------   ---------
David M. Thomas               2001     750,000    750,000        278,900        2,867,000            --        --        25,803
  Chairman, Chief             2000      99,432    101,239             --        2,551,239     1,000,000        --            --
  Executive Officer and
  President

Gilles V. J. Pajot(5)         2001     465,072    143,159        208,655          144,473            --        --            --
  Executive Vice President    2000     485,990    446,076        312,518          583,086       606,455        --            --
    and
  President, IMS European     1999     491,017    318,933        241,985          526,358       114,552        --            --
    Region

James C. Malone               2001     363,000    149,528        829,609          149,528       145,441        --        17,914
  Senior Vice President       2000     323,448    217,513        702,441          317,512       368,965        --        45,295
                              1999     258,336    172,387        554,310          172,387        68,731        --        14,145

Robert H. Steinfeld           2001     300,000    124,908             --          124,908            --        --        13,037
  Senior Vice President,      2000     261,244    131,179             --           50,025       198,984        --        26,615
  General Counsel and
  Corporate Secretary

Gary W. Noon                  2001     300,000    132,479        105,166          519,879            --        --        14,611
  President, IMS U.S.         2000      63,750     40,496             --           40,496       125,000        --            --

---------

1. Bonus amounts represent cash bonus amounts earned in a given fiscal year that are generally paid in the following year. The bonus for Mr. Thomas was guaranteed at a 100% payout for 2001 in accordance with his employment agreement.

2. The amount for 2001 shown for Mr. Thomas represents $147,555 for the imputed income, including tax gross-ups, associated with the personal use of the Company's aircraft and $74,755 for the personal portion, including tax gross-ups, associated with his Company sponsored country club membership. Amounts for 2001 shown for Messrs. Malone and Noon include $666,244 and $86,233, respectively, for employee non-deductible relocations and in the case of Mr. Malone, foreign taxes paid associated with his international assignment, including tax gross-ups. The amount for 2001 shown for Mr. Pajot includes $187,009 for living accommodations paid in accordance with his international assignment.

3. For 2001, IMS executives earned PERS based on financial performance as follows: Mr. Thomas, 36,980; Mr. Pajot, 7,123; Mr. Malone, 7,372;
    Mr. Steinfeld, 6,158; and Mr. Noon, 6,532. PERS are subject to a risk of forfeiture upon termination of employment in certain circumstances for a period of two years, measured from January 2, 2002. During 2001, Messrs. Thomas and Noon also received 100,000 and 20,000 restricted stock units, respectively. Mr. Thomas' award will vest equally over three years and 50% of Mr. Noon's award will vest at the end of year two with the remaining 50% vesting equally over years three and four. PERS and restricted stock units are credited with dividend equivalents equal to dividends paid on IMS Common Stock. At December 31, 2001, the named executives held restricted stock unit awards relating to a number of shares having a fair market value at that date as follows (excluding PERS that were not issued until 2002 with respect to 2001 performance): Mr. Thomas, 103,688 shares valued at $2,044,733; Mr. Pajot, 23,399 shares valued at $461,428;
    Mr. Malone, 20,825 shares valued at $410,660; and Mr. Noon, 21,476 shares valued at $423,497.

4. The amounts shown for 2001 include aggregate annual Company contributions for the account of each named executive officer under the IMS Health Incorporated Savings Plan and IMS Health Incorporated Savings Equalization Plan as follows: Mr. Thomas, $25,830; Mr. Malone, $17,575; Mr. Steinfeld, $13,037; and Mr. Noon, $14,611. Amounts shown include imputed income resulting from premiums paid for life insurance in the amount of $339 for Mr. Malone.

5. Amounts paid in Sterling to Mr. Pajot were converted to U.S. dollars at a rate of GBP 0.6943 to $1.00 for 2001, GBP 0.6644 to $1.00 for 2000, and GBP
    0.6200 to $1.00 for 1999, in each case the average exchange rate during such year.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

    The table below shows the grants of stock options made to the named executive officer in 2001. These options have an exercise price equal to the fair market value of the stock on the date of grant.

                                                NUMBER OF
                                                SECURITIES
                                                UNDERLYING    % OF TOTAL
                                                 OPTIONS/    OPTIONS/SAR'S   EXERCISE
                                                  SAR'S       GRANTED TO      OR BASE                       GRANT DATE
                                                 GRANTED     EMPLOYEES IN      PRICE        EXPIRATION   PRESENT VALUE(1)
             NAME                                  (#)        FISCAL YEAR    ($/SHARE)         DATE            ($)
             ----                               ----------   -------------   ---------      ----------   ----------------
James C. Malone................  Stock Options    72,895(2)       1.7%        $29.63         08/23/05        $649,815

                                                   1,513(2)        --         $29.63         12/19/05        $ 13,487

                                                  71,033(2)       1.7%        $29.63         11/15/06        $633,216

---------

1. Grant date present value is based on the Black-Scholes Option Pricing Model and assumes an expected stock-price volatility factor of 38%, a risk-free rate of return of 4.37%, an average annual dividend yield of .31% and an assumed time of exercise of 2.98 years from grant date. These assumptions may or may not be fulfilled, and the amounts shown cannot be considered predictions of future value. Options will have value at the exercise date only to the extent the stock price exceeds the option exercise price.

2. The options granted became 100% non-forfeitable and exercisable upon Mr. Malone's departure from the Company on January 17, 2002.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

    The following table provides information related to option exercises by each of the named executive officers during 2001, the number of unexercised options at year-end and the value of unexercised in-the-money stock options at year-end.

                                                                     NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                    UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS/
                                                                    OPTIONS/SAR'S AT FISCAL                SAR'S
                                          SHARES                         YEAR-END (1)             AT FISCAL YEAR-END (2)
                                         ACQUIRED       VALUE                 (#)                           ($)
                                        ON EXERCISE   REALIZED    ---------------------------   ---------------------------
                 NAME                       (#)          ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                 ----                   -----------   ---------   -----------   -------------   -----------   -------------
David M. Thomas.......................         --            --    1,000,000            --             --             --
  CTS Options(3)                               --            --           --        15,000             --             --

Gilles V. J. Pajot....................    130,000     1,096,644      732,670       188,503        402,375        293,806

James C. Malone.......................    376,558     5,081,681      474,735            --        537,921             --
  CTS Options(3)                               --            --       15,000            --             --             --

Robert H. Steinfeld...................     50,000       607,703      168,193        64,701        215,352         88,141

Gary W. Noon..........................         --            --      125,000            --        335,000             --

---------

1. Represents options to purchase shares of Common Stock of IMS and in the case of Messrs. Thomas and Malone, both shares of Common Stock of IMS and shares of Class A Common Stock of CTS.

2. The values shown equal the difference between the exercise price of the exercisable and unexercisable options and the market price of the underlying common stock at the close of business on December 31, 2001 of $19.51 for IMS and $40.98 for CTS.

3. Messrs. Thomas and Malone are currently directors of CTS. Mr. Malone will resign this position effective May 29, 2002.

RETIREMENT BENEFITS

    The information set forth in the table below is applicable to Mr. Thomas and illustrates the estimated aggregate annual benefits payable under the IMS Health Incorporated Retirement Plan ("Retirement Plan"), the IMS Health Incorporated Retirement Excess Plan ("REP") and the IMS Health Incorporated Supplemental Executive Retirement Plan ("SERP") in specified average final compensation and credited service classifications upon retirement. Amounts shown in the table include U.S. Social Security benefits, which would be deducted in calculating benefits payable under these plans. These aggregate annual retirement benefits do not increase as a result of additional credited service after 15 years.

    Benefits vest after five years of credited service and are calculated at 5% of average final compensation per year for the first 10 years of credited service, and 2% per year for the next five years, up to a maximum of 60% of average final compensation after 15 years of credited service. Except as described below, average final compensation is defined as the highest average annual compensation during five consecutive twelve-month periods in the last ten consecutive twelve-month periods of the employee's credited service. The benefits shown in the table below are calculated on a straight-life annuity basis.

                              ESTIMATED AGGREGATE ANNUAL RETIREMENT BENEFIT
       AVERAGE                        ASSUMING CREDITED SERVICE OF:
        FINAL           ----------------------------------------------------------
    COMPENSATION        5 YEARS    10 YEARS    15 YEARS     20 YEARS     25 YEARS
    ------------        --------   --------   ----------   ----------   ----------
     $1,000,000         $250,000   $500,000   $  600,000   $  600,000   $  600,000
      1,300,000          325,000    650,000      780,000      780,000      780,000
      1,600,000          400,000    800,000      960,000      960,000      960,000
      1,900,000          475,000    950,000    1,140,000    1,140,000    1,140,000

    Compensation, for the purpose of determining retirement benefits, consists of base salary, annual bonuses, commissions, overtime and shift pay, and include earned compensation deferred under the Executive Deferred Compensation Plan. Severance pay, income derived from equity-based awards, contingent payments and other forms of special remuneration are excluded. A portion of the bonuses included in the Summary Compensation Table above were not paid until the year following the year in which they were accrued and expensed; therefore, compensation for purposes of determining retirement benefits varies from the Summary Compensation Table amounts in that bonuses expensed in the previous year but paid in the current year are part of retirement compensation in the current year and any unpaid current year's bonuses accrued and included in the Summary Compensation Table are not.

    As of December 31, 2001, the number of years of credited service for Mr. Thomas is one. For 2001, compensation that would be included in calculating average final compensation for Mr. Thomas was $851,239.

    Under terms agreed to in connection with his employment by the Company as the Chairman, Chief Executive Officer and President in November 2000,
Mr. Thomas is 100% vested in the benefit payable under the terms of the SERP. In addition, Mr. Thomas' employment agreement provides for an alternate determination of his pension benefit, which if greater, would become payable. The alternative determination of his pension benefit reflects the service
Mr. Thomas earned with his prior employer. See "Employment Agreements" beginning on page 23.

    The information set forth in the table below is applicable to Mr. Steinfeld and illustrates the estimated aggregate annual benefits payable under the Retirement Plan, the REP and the IMS Health Incorporated U.S. Executive Retirement Plan ("US ERP"). U.S. Social Security benefits will not be deducted when determining benefits payable under these plans. These aggregate annual retirement benefits do not increase as a result of additional credited service after 36 years.

    Vesting occurs at a rate of 33% for each year of plan participation. Benefits are calculated at 1.67% of average final compensation per year of credited service, up to a maximum of 60% of average final compensation after 36 years of credited service.

                           ESTIMATED AGGREGATE ANNUAL RETIREMENT BENEFIT
       AVERAGE                     ASSUMING CREDITED SERVICE OF:
        FINAL           ----------------------------------------------------
    COMPENSATION        5 YEARS    10 YEARS   20 YEARS   30 YEARS   36 YEARS
    ------------        --------   --------   --------   --------   --------
      $450,000          $37,575    $ 75,150   $150,300   $225,450   $270,000
       525,000           43,838      87,675    175,350    263,025    315,000
       600,000           50,100     100,200    200,400    300,600    360,000
       675,000           56,363     112,725    225,450    338,175    405,000
       750,000           62,625     125,250    250,500    375,750    450,000

    The benefits shown in the table above are calculated on a straight-life annuity basis. As of December 31, 2001, the number of years of credited service for Mr. Steinfeld is five.

    For 2001, compensation that would be included in calculating average final compensation for Mr. Steinfeld was $431,179. However, Mr. Steinfeld's employment agreement provides that his average final compensation shall at least equal his 2001 base salary plus the greater of his 2001 target annual incentive or his actual annual incentive paid for 2001. As a result, Mr. Steinfeld's average final compensation shall not be less than $465,000. See "Employment Agreements" beginning on page 23.

    Mr. Malone, who left the Company on January 17, 2002, will receive pension benefits under the Retirement Plan, REP and US ERP (as modified by the terms of his employment agreement) as illustrated by the table below. Amounts shown in the table included vested benefit entitlements under the plans of Dun & Bradstreet, which will be deducted in calculating benefits payable under these plans. U.S. Social Security benefits will not be deducted when determining benefits payable under these plans. Vesting occurs at a rate of 33% for each year of plan participation. Benefits are calculated at 2.5% of average final compensation per year of credited service, up to a maximum of 60% of average final compensation after 24 years of credited service.

                           ESTIMATED AGGREGATE ANNUAL RETIREMENT BENEFIT
       AVERAGE                     ASSUMING CREDITED SERVICE OF:
        FINAL           ----------------------------------------------------
    COMPENSATION        5 YEARS    10 YEARS   15 YEARS   20 YEARS   25 YEARS
    ------------        --------   --------   --------   --------   --------
      $500,000          $62,500    $125,000   $187,500   $250,000   $300,000
       600,000           75,000     150,000    225,000    300,000    360,000

    The benefits shown in the table above are calculated on a straight-life annuity basis. As of December 31, 2001, the number of years of credited service for Mr. Malone is 21 and he is fully vested in his pension. For 2001, compensation that would be included in calculating average final compensation for Mr. Malone was $580,513.

    The information set forth in the table below is applicable to Mr. Pajot and illustrates the estimated aggregate annual benefits payable in specified average final compensation and credited service classifications upon retirement. Amounts shown in the table include benefits payable under the plans of Mr. Pajot's prior employer that would be deducted in calculating benefits payable under this plan.

    Mr. Pajot is 100% vested in his plan benefit. Benefits are calculated at 3.25% of average final compensation per year of credited service, up to a maximum of 65% of average final compensation, after 20 years of service.

                           ESTIMATED AGGREGATE ANNUAL RETIREMENT BENEFIT
       AVERAGE                     ASSUMING CREDITED SERVICE OF:
        FINAL           ----------------------------------------------------
    COMPENSATION        5 YEARS    10 YEARS   15 YEARS   20 YEARS   25 YEARS
    ------------        --------   --------   --------   --------   --------
     $  700,000         $113,750   $227,500   $341,250   $455,000   $455,000
        800,000          130,000    260,000    390,000    520,000    520,000
        900,000          146,250    292,500    438,750    585,000    585,000
      1,000,000          162,500    325,000    487,500    650,000    650,000

    The benefits shown in the table above are calculated on a straight-life annuity basis. As of December 31, 2001, the number of years of credited service for Mr. Pajot is nine. For 2001, compensation that would be included in calculating average final compensation for Mr. Pajot was $911,148.

    Retirement benefits for Mr. Noon are determined solely under the Retirement Plan and the REP. Under these plans, IMS contributes 6% of the participant's compensation monthly to the participant's retirement account in the plans. The retirement account earns monthly investment credits based on the yield on 30-year Treasury bonds, which is adjusted periodically. The estimated annual retirement benefit payable to Mr. Noon at retirement age 65 based upon service to December 31, 2001 is $768. Compensation earned in 2001 but prior to Mr. Noon's plan participation date of November 1, 2001 is excluded for the purpose of determining his retirement benefit. For 2001, compensation for purposes of determining retirement benefits for Mr. Noon was $50,000.

    Optional forms of payment, including but not limited to actuarially equivalent lump sum payments under the non-qualified plans, are available under each of these arrangements provided the employee has complied with all requirements relating to such election.

CHANGE-IN-CONTROL AGREEMENTS

    We have entered into Change-in-Control Agreements with certain of our executives. These provide for severance and other benefits if, following a change in control of IMS, the executive's employment terminates in a way adverse to the executive. These agreements cover all executive officers as well as certain other officers and selected key employees.

    Under the Change-in-Control Agreements, an executive commits to remain employed for 180 days following an event that represents a potential change in control to maintain stable operations while a change in control proceeds. If a named executive officer's employment ends within two years following a change in control either because the Company terminates him or her without cause or because the executive resigns under circumstances constituting "good reason," the executive will be entitled to:

    - Payment of target bonus for the year, prorated to reflect the part of the year he or she worked;

    - Payment of a lump sum of three times his or her base salary plus annual target bonus for the year (or two times in the case of certain executives); if no target bonus has been determined for the year, the annual bonus actually earned in the preceding year will be used;

    - Immediate vesting of stock options;

    - Vesting and deemed achievement of target performance and payment for outstanding long-term performance awards;

    - Payment of an allowance for outplacement expenses;

    - Life and health insurance benefits for 36 months after termination (24 months in the case of certain executives); and

    - Certain retiree medical and life benefits commencing at age 55.

    If payments trigger the "golden parachute" excise tax imposed by the U.S. Internal Revenue Code, the Company will pay an additional "gross-up" amount so that his or her after-tax benefits are the same as though no excise tax had applied, and we will reimburse an executive for expenses incurred in enforcing the agreement unless incurred in bad faith.

    Under the agreement, "good reason" means an adverse change in employment status, compensation or benefits, or a required move to a new work location not otherwise specified in the agreement.

    A "change in control" is defined in the agreement to occur if a person becomes the beneficial owner of 20% or more of the combined voting power of IMS' securities, if a majority of the Board changes in a 24-month period without the specified approval of incumbent directors, if IMS merges with another entity in a way that substantially changes the ownership of existing shareholders, if we sell substantially all assets or liquidate IMS, or if the Board of Directors otherwise determines that a change in control has occurred. If a potential change in control occurs, IMS must deposit funds into a "rabbi" trust to fund potential obligations under the agreements.

EMPLOYMENT AGREEMENTS

    The employment agreements with Messrs. Thomas, Pajot and Steinfeld employ each of them for a specified period of up to approximately three years, with automatic one-year renewals thereafter. The agreements specify annual base salaries, which must be reviewed annually and may be increased but not decreased from the amount previously in effect. Currently, the annual salaries of these officers are as follows: Mr. Thomas, $750,000; Mr. Pajot, $465,072; and
Mr. Steinfeld, $310,000. The agreements also provide each executive with an opportunity to earn annual incentive compensation based on achievement of performance objectives set by the Compensation and Benefits Committee, in an amount not less than the incentive opportunity in the prior year and in any case not less than a specified percentage of salary, as follows: Mr. Thomas, 100%; Mr. Pajot, 56%; and Mr. Steinfeld, 56%. Mr. Thomas' agreement provides that his annual incentive compensation in no event will be less than $750,000 in 2001, with an award of equal value of restricted stock units under the "PERS" program. Under the agreements, we must permit each executive to continue participating in plans and programs offering compensation opportunities and benefits no less favorable than those in effect at the time the agreements became effective. The agreements impose obligations on the executive as to confidentiality, non-competition, non-disparagement of IMS, and similar matters during employment and for specified periods following termination. In addition to normal remedies for breach, the breach of these obligations after termination of employment can trigger forfeiture of options.

    The agreements require IMS to provide certain payments and benefits upon termination of the executive's employment, in addition to amounts previously accrued. If employment terminates due to retirement, approved early retirement, death or disability, the executive will receive annual incentive compensation for that year prorated to reflect the part of the year worked. Retirement is defined as age 60, in the case of Mr. Thomas, and age 55 in the case of the other executives. Eligibility for retirement under certain IMS plans may be met through the attainment of age and/or service criteria that differs from that in the agreements. If termination results from a disability, the employment agreements provide for accelerated vesting of options, restricted stock units, performance awards and other awards and continued participation in health and other benefit plans until age 65. Although not covered by the employment agreements, the executives' option agreements provide, subject to certain exceptions, for no forfeiture of options and other awards upon termination due to death or retirement. If we terminate the employment of the executive not for cause or the executive terminates for "good reason," he will receive:

    - Payment of a prorated portion of target bonus for that year;

    - Payment of a severance benefit equal to (i) for Messrs. Thomas and Pajot, two times the sum of annual salary plus the greater of that year's target bonus or the bonus paid in the prior year, and (ii) for Mr. Steinfeld, the sum of annual salary plus the greater of that year's target bonus or the bonus paid in the prior year. These amounts are payable in monthly installments over 24 months;

    - Accelerated vesting of options, restricted stock units, performance awards and other awards, with any performance objectives deemed achieved at target levels, except certain of Mr. Pajot's unvested options that are excluded from this vesting; and

    - Continued participation in health and other benefit plans for up to two years after termination, unless comparable benefits are provided by a subsequent employer.

If such a termination occurs within two years after a change in control, the executive will receive the benefits listed above plus these enhancements:

    - The severance benefit multiplier will be three times rather than two times or one time the annual cash amount;

    - Any option granted during the term of the agreement will remain outstanding until its stated expiration date;

    - For purposes of our supplemental executive retirement plans, Mr. Thomas will be credited with additional years of age and/or service so that he will qualify for the maximum retirement benefit, and his average final compensation will be not less than his base salary and target annual incentive for the year in which the change in control occurred but in no event less than $2 million;

    - For purposes of the US ERP, Mr. Steinfeld will be credited with three additional years of age and three additional years of service for the purpose of determining his retirement benefit;

    - Participation will continue in benefit plans for up to three years; and

    - Any greater benefits provided under the Change-in-Control Agreements will only apply to Messrs. Pajot and Steinfeld and not to Mr. Thomas, because his employment agreement encompasses his change in control benefits.

    Upon occurrence of a potential change in control event, we must deposit funds into a trust to fund potential obligations under the agreements. If payments following a change in control trigger the "golden parachute" excise tax, we will pay the executive an additional "gross-up" amount so that his or her after-tax benefits are the same as though no excise tax had applied.

    For purposes of the agreements, "good reason" means a demotion or adverse change in the executive's employment status, compensation or benefits, a required relocation, a failure of IMS to abide by other important provisions of the agreement or to renew the term of the agreement. We must fully indemnify the executives, continue officers' and directors' liability insurance during employment and for up to six years thereafter, and reimburse the executive for expenses incurred in enforcing the agreement unless incurred in bad faith or frivolous. A "change in control" has the same meaning as defined in the Change-in-Control Agreements, described above.

    The agreements contain additional provisions tailored to the individual executive's circumstances, and resulting from the negotiations between IMS and the executive. Mr. Thomas' agreement provides that he is credited, for purposes of vesting under our supplemental pension plan and other plans, with 28 years of service, reflecting his years of service to his prior employer. If Mr. Thomas' employment terminates after five years of service to IMS, his 28 years of service to his prior employer will be treated as years of service under our SERP, but any pension paid by the former employer will reduce our pension obligation. If termination occurs in less than five years, the agreement provides a formula that can enhance his retirement benefit if termination is not for cause, not due to retirement and not a voluntary termination without good reason (as defined above). His agreement also provides for the initial grant of 100,000 restricted stock units and 1 million options, an additional 100,000 restricted stock units on his one-year employment anniversary and that he and his family may use our aircraft for personal travel, in which case he will receive a tax "gross-up" for his income taxes resulting from a family member accompanying him on business travel (but not non-business travel).

    Mr. Pajot's agreement provides for special pension benefits intended to duplicate benefits payable under a pension plan of a prior employer, had he remained with that employer until retirement. His arrangement provides that, if he retires at age 65, his annual benefit will equal 65% of his average final pensionable earnings (base salary plus bonus), provided that our retirement benefits obligation will be reduced by the pension amounts he is entitled to receive from his former employer. His disability benefits will be at least equal to those provided under our US ERP, with credit for all years of service to IMS. His agreement also provides that he can voluntarily terminate his employment before a change in control and receive the severance payments, pro-rata annual incentive award and continued health and welfare benefits that would have been provided had we terminated his employment without cause, or he can voluntarily terminate his employment within two years after a change in control and receive all of the payments and benefits that would have been provided had we terminated his employment without cause after a change in control.

    Mr. Steinfeld's agreement provides that, for purposes of determining pension benefits under the US ERP, his average final compensation shall at least equal his 2001 base salary plus the greater of his 2001 target annual incentive or his actual annual incentive paid for 2001. His agreement also provides that, if terminated within two years after a change in control in circumstances that would trigger a severance payment, he will also receive retiree medical and life insurance benefits no less favorable than those he would have received had he retired at or after age 55.

    James C. Malone served as our Chief Financial Officer until November 30, 2001 and thereafter served as an executive officer of the Company until January 17, 2002. Mr. Malone's employment agreement, as in effect during 2001, provided for annual salary of $363,000 and an annual incentive opportunity of at least 70% of current salary. We negotiated and entered into a severance arrangement with Mr. Malone based on the terms of his employment agreement and the circumstances that led to his resignation, and taking into account his service to IMS (and its predecessors) over the past 18 years. Under this agreement, his salary and bonus as in effect in 2001 continued through January 17, 2002. He also received his annual incentive for 2001 (as shown in the Summary Compensation Table), non-forfeiture of all unvested options, PERS and other equity awards, severance payments calculated at two times the amount of annual cash compensation (as defined), resulting in 24 monthly installments of $51,425 each, a pro-rated portion of his target annual incentive for 2002 in the amount of $11,835, reimbursement for outplacement services of $20,000, and payment for accrued vacation, unused perquisite allowance including a tax gross-up, and allowance for relocation from the United Kingdom, including tax gross-up, totaling $99,416. In addition, the agreement provided that he would be treated for purposes of the US ERP as having retired with 21 years of service and having attained retirement age, and his retirement benefit will be calculated at 2.5% (instead of 1.67%) of average final compensation per year of credited service. Mr. Malone remains subject to confidentiality, non-competition, non-disparagement of IMS and similar covenants for specified periods following termination, and the breach of these obligations will entitle IMS to cease any ongoing payments and benefits and recover all prior payments and the fair market value of benefits under the agreement.

EMPLOYEE PROTECTION PLAN

    The IMS Health Incorporated Employee Protection Plan, or EPP, provides severance benefits to employees, including certain executive officers. The EPP provides for the payment of severance benefits if IMS terminates the officer's employment not for cause. An executive officer terminated in this way will receive salary and benefits continuing for not less than 26 weeks nor more than 104 weeks, determined on the basis of 1.5 weeks for each $10,000 of base salary plus three weeks for each year of service, but limited to 26 weeks if the employee has less than one year of service at termination. Benefits under the EPP cease when the officer earns or accrues compensation from any new employer or other third party. These benefits do not apply to certain executive officers terminated within two years after a change in control, which are covered by the change in control agreements described above.

    In addition to continuation of salary, the EPP provides to eligible terminated officers:

    - Continued medical, dental and life insurance coverage throughout the salary continuation period;

    - Payment of the annual bonus for the year of termination that would have been paid if employment continued, pro-rated to reflect the number of months worked during that year, but only if the employee worked for at least six months in that year and termination was not due to the employee's unsatisfactory performance; and

    - Outplacement services and financial counseling in some cases.

    The Chief Executive Officer retains discretion to increase or decrease EPP benefits for executives and other employees. EPP benefits will not be provided to executives covered by employment agreements, except Mr. Thomas and Mr. Steinfeld are entitled to EPP benefits to the extent that they may be more favorable than benefits under their employment agreements.

                                 OTHER MATTERS

    SHAREHOLDER RIGHTS PLAN--INDEPENDENT DIRECTOR EVALUATION. The Board of Directors has adopted a TIDE policy (Three-Year Independent Director Evaluation policy) for its shareholder rights plan. The TIDE policy provides that at least three independent directors of the Company will evaluate the shareholder rights plan at least every three years. In this review, the independent directors will consider whether the maintenance of the shareholder rights plan continues to be in the best interests of the Company and its shareholders and will report their findings to the full Board of Directors, which will then vote on whether to continue the shareholder rights plan. The first evaluation of the shareholder rights plan will occur in December 2002.

    CERTAIN TRANSACTIONS. In the ordinary course of business, the Company provides services to Pfizer Inc. Mr. Clemente is an executive officer of Pfizer Inc.

    OTHER BUSINESS. We know of no matters, other than those referred to in this Proxy Statement, that will be presented at the Annual Meeting. If, however, any other appropriate business should properly be presented at the meeting, the persons named in the enclosed form of proxy will have discretion to vote on those matters for you.

                 SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

    Under the rules of the SEC, if a shareholder wants us to include a proposal in our Proxy Statement and form of proxy for presentation at our 2003 Annual Meeting of Shareholders, the proposal must be received by us, Attn: Robert H. Steinfeld, Corporate Secretary, at our principal executive offices by November 29, 2002.

    Under our By-laws, and as permitted by the rules of the SEC, certain procedures are provided which a shareholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of shareholders. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an annual meeting of shareholders must be submitted in writing to the Corporate Secretary of the Company at 1499 Post Road, Fairfield, Connecticut 06430. We must receive the notice of your intention to introduce a nomination or proposed item of business at our 2003 Annual Meeting no earlier than February 2, 2003, and no later than February 22, 2003.

    If, however, the date of our 2003 Annual Meeting is advanced more than 20 days, or delayed more than 70 days, from May 3, 2003, we must receive notice no earlier than 90 days prior to the 2003 Annual Meeting date and no later than the close of business (i) 70 days prior to the 2003 Annual Meeting date or
(ii) the 10th day following the day on which public announcement of the date of such meeting is first made, whichever is later.

    The nomination must contain the following information about the nominee:

    - The information that would be required under the rules of the SEC in a proxy statement soliciting proxies for the election of such nominee as a Director; and

    - A signed consent of the nominee to serve as a Director of the Company, if elected.

    Notice of a proposed item of business must include:

    - A brief description of the substance of, and the reasons for conducting, such business at the annual meeting;

    - The shareholder's name and address;

    - The number of shares of common stock held by the shareholder (with supporting documentation where appropriate); and

    - Any material interest of the shareholder in such business.

                                REDUCE MAILINGS

    If more than one copy of the Company's 2001 Annual Report, 2001 Annual Review and Proxy Statement has been mailed to your address and you wish to reduce the number of reports you receive and save the Company the cost of producing and mailing these reports or if you wish to receive your reports via the Internet, please let us know. We will discontinue mailing of reports on the accounts you select if you mark the designated box on the appropriate proxy card(s). At least one account must continue to receive the Annual Report and Proxy Statement either via mail or via Internet delivery.

March 29, 2002

                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE.


                         ANNUAL MEETING OF SHAREHOLDERS
                            IMS HEALTH INCORPORATED


                                  MAY 3, 2002
                               THE HYATT REGENCY
                           OLD GREENWICH, CONNECTICUT
                                   11:30 A.M.






              o Please Detach and Mail in the Envelope Provided o

--------------------------------------------------------------------------------

A  |X| PLEASE MARK YOUR
       VOTES AS IN THIS
       EXAMPLE.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

                 FOR       WITHHELD
1. Election of   |_|          |_|
   Directors

For all, except vote withheld from the following nominees:

   NOMINEES:
        Constantine L. Clemente
        Kathryn E. Giusti
        Gilles V.J. Pajot
        M. Bernard Puckett

2. Ratification of the appointment of PricewaterhouseCoopers LLP as Independent Public Accountants for 2002.

         FOR      ABSTAIN       AGAINST
         |_|        |_|           |_|

UNLESS VOTING ELECTRONICALLY OR BY PHONE, PLEASE MARK, SIGN AND DATE THIS PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

---------------------------------







SIGNATURE(S)                                                 Date:
            ------------------------ -----------------------      --------------
NOTE: Please sign exactly as name appears at left. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                            IMS HEALTH INCORPORATED
                      2002 ANNUAL MEETING OF SHAREHOLDERS
           THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE
                 ANNUAL MEETING OF SHAREHOLDERS ON MAY 3, 2002.

         The undersigned shareholder hereby appoints DAVID M. THOMAS, NANCY
E. COOPER and ROBERT H. STEINFELD, and each of them, officers and proxies for the undersigned with full power of substitution, to act and vote, with the powers the undersigned would possess if personally present, at the Annual Meeting of Shareholders of IMS Health Incorporated, to be held at The Hyatt Regency, Old Greenwich, Connecticut, on Friday, May 3, 2002, at 11:30 a.m. and any adjournments or postponements thereof, as directed on the reverse side, with respect to the matters set forth on the reverse side and with discretionary authority on all other matters that come before the meeting, all as more fully described in the proxy statement received by the undersigned shareholder. If no direction is made, the proxy will be voted FOR the approval of Item 1, the election of Constantine L. Clemente, Kathryn E. Giusti, Gilles V.J. Pajot and M. Bernard Puckett, and FOR the approval of
Item 2, the ratification of the appointment of PricewaterhouseCoopers LLP as Independent Public Accountants for 2002, in accordance with the recommendation of the Board of Directors.

         For participants in the IMS Health Incorporated Savings Plan that have contributions invested in IMS Common Stock, this proxy card will serve as a voting instruction for the Trustee of the Plan. Participants must return their proxy card prior to April 30, 2002. American Stock Transfer & Trust Company will then forward the proxy cards to the Trustee. If a participant's proxy card is not received before April 30, 2002 or if such participant signs and returns his or her proxy card without instructions marked in the boxes, the Trustee will vote the participant's shares of Common Stock in the same proportion as other shares of Common Stock held in the Plan for which the Trustee received timely instructions.

      UNLESS VOTING ELECTRONICALLY OR BY PHONE, PLEASE MARK, SIGN AND DATE
                         THIS PROXY ON THE REVERSE SIDE

                       ANNUAL MEETING OF SHAREHOLDERS OF

                            IMS HEALTH INCORPORATED

                                  MAY 3, 2002


CO. #                                                 ACCT. #
     -------------------                                     -------------------

                           PROXY VOTING INSTRUCTIONS

TO VOTE BY MAIL
---------------
PLEASE DATE, SIGN AND MAIL YOUR PROXY CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE.

TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)
--------------------------------------------
PLEASE CALL TOLL-FREE 1-800-PROXIES AND FOLLOW THE INSTRUCTIONS. HAVE YOUR CONTROL NUMBER AND THE PROXY CARD AVAILABLE WHEN YOU CALL.

TO VOTE BY INTERNET
-------------------
PLEASE ACCESS THE WEB PAGE AT "www.voteproxy.com" AND FOLLOW THE ON-SCREEN INSTRUCTIONS. HAVE YOUR CONTROL NUNBER AVAILABLE WHEN YOU ACCESS THE WEB PAGE.

                                                   ---------------------------
YOUR CONTROL NUMBER IS  --------------------->    |                           |
                                                   ---------------------------



              o Please Detach and Mail in the Envelope Provided o

--------------------------------------------------------------------------------

A  |X| PLEASE MARK YOUR
       VOTES AS IN THIS
       EXAMPLE.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

                 FOR       WITHHELD
1. Election of   |_|          |_|
   Directors

For all, except vote withheld from the following nominees:

   NOMINEES:
        Constantine L. Clemente
        Kathryn E. Giusti
        Gilles V.J. Pajot
        M. Bernard Puckett

2. Ratification of the appointment of PricewaterhouseCoopers LLP as Independent Public Accountants for 2002.

         FOR      ABSTAIN       AGAINST
         |_|        |_|           |_|

UNLESS VOTING ELECTRONICALLY OR BY PHONE, PLEASE MARK, SIGN AND DATE THIS PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

---------------------------------







SIGNATURE(S)                                                 Date:
            ------------------------ -----------------------      --------------
NOTE: Please sign exactly as name appears at left. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.